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                                                                    EXHIBIT 99.4


                           CONFIDENTIALITY AGREEMENT


         THIS CONFIDENTIALITY AGREEMENT (this "Agreement"), entered into and made effective as of the 8th day of September, 1994, is by and between Panhandle Eastern Corporation ("Panhandle") and Associated Natural Gas Corporation ("ANGI").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto intend to enter into confidential discussions and may enter into negotiations with regard to the acquisition or combination of certain stock or assets of Panhandle and/or ANGI (the "Proposed Transaction");

         WHEREAS, it will be necessary for the parties or their Affiliates (as defined in paragraph 12) to release certain confidential information to each other for the sole purpose of enabling the parties to evaluate their interest in entering into the Proposed Transaction; and

         WHEREAS, the parties have entered into this Agreement in order to assure the confidentiality of all such information and to prevent the disclosure of same to third parties except as permitted herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, and with the intent to be legally bound hereby, Panhandle and ANGI agree as follows:

         1. Confidential Information. The term "Confidential Information" as used in this Agreement shall mean any and all information provided by either party or its Affiliates to the other or ascertained through due diligence investigation or discussions between employees or representatives of the parties or their Affiliates; such Confidential Information shall include but not be limited to, all marketing, technical, engineering, operational, economic, financial or legal knowledge, information or data of any nature whatsoever relating to the future, present or past business, operations, plans or assets of either Panhandle or ANGI, including any Affiliates of either party, which is disclosed (either directly or indirectly through their representatives) by Panhandle or ANGI or their Affiliates to the other in connection with the Proposed Transaction; provided, however that Confidential Information shall not include the following:

                 (a) information which at the time of disclosure by a party or its Affiliate (the "Disclosing Party") is in the public domain, or information which later becomes part of the public domain through no act or omission of the recipient (the "Receiving Party");

                 (b) information which the Receiving Party can demonstrate was legally in its possession prior to disclosure by the Disclosing Party;
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                 (c)      information received by the Receiving Party from a
                          third party who did not acquire such information on a confidential basis either directly or indirectly from the Disclosing Party.

The term "Confidential Information" shall also include the fact that this Agreement has been entered into and that the parties are considering a Proposed Transaction.

         2. Disclosure and Use of Confidential Information. The parties agree to keep confidential all Confidential Information, and shall not, without the other party's prior written consent, disclose to any third party, firm, corporation or entity such Confidential Information. The parties shall limit the disclosure of the Confidential Information to only those officers, employees and agents (including attorneys, accountants, investment bankers and similar consultants) of the party or its Affiliates reasonably necessary to evaluate the Proposed Transaction. To the extent that any such persons are not employees of the party or its Affiliate, the party shall obtain a signed writing evidencing the acceptance by such persons of the terms of this Agreement. Each party shall use the Confidential Information only for the purpose of its internal evaluation of the Proposed Transaction. Neither party shall make any other use, in whole or in part, of any such Confidential Information without the prior written consent of the other.

         3. Required Disclosure. In the event that either Panhandle, ANGI or any of their Affiliates (as the case may be) are requested or required by questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar process (1) to disclose any Confidential information of the other or (2) to disclose the possibility of any Proposed Transaction or the discussions pertaining thereto, it will provide prompt notice of such potential disclosure so that an appropriate protective order may be sought or a waiver of compliance with the provisions of this Agreement may be granted. If, in the absence of a protective order or the receipt of a waiver hereunder, Panhandle, ANGI or any of their Affiliates (as the case may be) are nonetheless, in the written opinion of their respective counsel, legally required to disclose Confidential Information of the other, then in such event Panhandle, ANGI or the Affiliate (as the case may be) may disclose such information without liability hereunder, provided that the other party has been given a reasonable opportunity to review the text of such disclosure before it is made.

         4. Return of Documents. Upon termination of the confidential discussions contemplated hereunder, Panhandle and ANGI shall destroy any and all Confidential Information as well as any other information disclosed to it by the other party, including all originals, copies, translations, or any other form of said material.

         5. Standstill. Without the prior written consent of the other party, neither Panhandle nor ANGI, nor any of their Affiliates, nor any officer, director, employee or agent (including attorneys, accountants, investment bankers or similar consultants; provided that such agents shall not be subject to the obligations of this Section to the extent they do not use Confidential Information in an activity otherwise prohibited by this Section) of





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Panhandle or ANGI who receive or are provided access to Confidential
Information, shall, for a period of two years after the date of this Agreement
(i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the other party, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other party, (iii) form, join or in any way participate, directly or indirectly, in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended with respect to any voting securities of the other party, or (iv) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, or policies of the other party.

         6. Non-Solicitation of Employees/Customers. Absent a change in control of either party, or without the prior written consent of the other party, neither ANGI nor Panhandle, nor any of their Affiliates shall have any discussions, correspondence, or other contact with any officer, director, employee or security holder of the other party, except contacts in the ordinary course of business unrelated to the Proposed Transaction, except as otherwise provided herein. Any such consent granted by the other party is revocable at any time. Absent a change in control of either party, for a period of two years after the date of this Agreement, neither Panhandle nor ANGI, nor any of their Affiliates, shall directly or indirectly solicit for employment any person while he or she is employed by the other party in any executive level or technical position, nor shall either party use any Confidential Information in order to solicit or interfere with, or endeavor to entice away from the other or its Affiliates any of their respective suppliers or customers.

         7. Access to Confidential Information. It is understood that neither party shall be obligated to disclose any information pursuant to this Agreement. With respect to any information or documents that are disclosed, it is agreed that either ANGI or Panhandle may elect at any time to terminate further access to, and the other party's review of, the Confidential Information. In such event, all documents previously provided by the Disclosing Party shall be destroyed in the manner specified in Section 4 above.

         8. Indemnity. In the event representatives of either party are permitted by the Disclosing Party at any time to visit any of the business or project sites of the Disclosing Party, the other party agrees to indemnify and save the Disclosing Party harmless from and against any and all claims and liabilities, including costs and expenses for loss, injury to or death of any such person, and any loss, damage to or destruction of any property owned by the Disclosing Party or its Affiliates (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the negligence or misconduct of any of the other party's representatives during any such visit.





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         9.      Survival of Obligations.  The obligations and commitments
established by this Agreement shall remain in full force and effect for two years from the date of this Agreement unless the parties have entered into an agreement providing otherwise.

         10. Nature of Information. Panhandle and ANGI each hereby accepts the representations of the other party that the other party's Confidential Information is of a special, unique, unusual, extraordinary, and intellectual character, and may contain or be comprised of lists of suppliers, customer lists and other information of competitive value. Panhandle and ANGI each acknowledges that the other party's interests in such Confidential Information may be irreparably injured by disclosure of such Confidential Information, and agree not to use any of the Confidential Information to gain competitive advantage over the other party or any of its Affiliates. Panhandle and ANGI each acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by it and that in addition to all other remedies the other party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and each further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

         11. Governing Law. The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the State of Delaware. In the event that a court of competent jurisdiction determines that any portion of this Agreement is unreasonable because of its term or scope, or for any other reason, Panhandle and ANGI agree that such court may reform such provision so that it is reasonable under the circumstances and that such provision, as reformed, shall be enforceable.

         12. Affiliate. The term "Affiliate" shall mean any corporation, partnership, or other entity or association that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Panhandle or ANGI (as the case may be).

         13. No Other Agreement. It is expressly understood that this Agreement is not and shall not be construed as any obligation or form of a letter of intent or agreement to enter into the Proposed Transaction. The approval and execution of any and all agreements with respect to the Proposed Transaction shall be subject to each party's sole discretion and satisfaction, which may be withheld for any reason. Neither party may rely on this Agreement or the negotiations or the exchange of Confidential Information or other documentation between the parties as a commitment to enter into binding definitive agreements.

         14. No Representations or Warrants. With respect to any information, including but not limited to Confidential Information, which either party furnishes or otherwise discloses to the other party for the purpose of evaluating any Proposed Transaction, it is understood and agreed that the party disclosing such information does not make any representations or warranties, express or implied, as to the accuracy, completeness or fitness





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for a particular purpose thereof (except as otherwise specifically provided).
It is further understood and agreed that neither party nor their representatives or Affiliates shall have any liability or responsibility to the other party or to any other person or entity whatsoever on any basis (including without limitation, in contract, tort, under federal or state securities laws, or otherwise) resulting from the use of any information so furnished or otherwise provided. To the extent that the Confidential Information contains summaries, evaluations, analyses, conclusions, or other interpretive materials, the receiving party agrees that it will not rely thereon and that independent verification of the Confidential Information should be made by such party.
Only those specific representations and warranties made in a definitive agreement that may be prepared to effect the Proposed Transaction, when, as and if the same is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, including, without limitation, limitations on survival, shall have legal effect.

         15. Modifications and Waiver. The provisions of this Agreement may be modified or waived only by a separate writing signed by Panhandle and ANGI expressly so modifying or waiving the same. No failure or delay by Panhandle or ANGI in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege.

         16. Affiliates Bound. Each of Panhandle or ANGI agrees to cause its Affiliates, and any of its officers, directors, employees and agents who receive or are provided access to Confidential Information, to be bound hereby as if each were a party to this Agreement.

         17. Severability. If any provision of this Agreement is declared void, or otherwise unenforceable, such provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the day and year first herein above written.

                                    ASSOCIATED NATURAL GAS CORPORATION

                                    By:  /s/ Donald H. Anderson
                                         Name:   Donald H. Anderson
                                         Title:  President

                                    PANHANDLE EASTERN CORPORATION

                                    By:  /s/ Paul M. Anderson
                                         Name:   Paul M. Anderson
                                         Title:  President





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